Exhibit 10.1

Zebra Techologies Corporation
333 Corporate Woods Parkway
Vernon Hills, Illinois 60061.3109 U.S.A.
Telephone +1.847.793.2690
Facsimile +1.847.913.2575
ceturnbu@zebra.com
www.zebra.com

Charles E. Turnbull

President

August 16, 1999

Mr. Michael T. Edicola

36 Copperfield Drive

Hawthorn Woods, Illinois  60047

Dear Mike,

This letter confirms my offer to you to join Zebra Techologies Corporation, start date September 7, 1999, as Vice President, Human Resources, reporting directly to me.  This updated version also includes a short paragraph on severance in the event of termination.

With acceptance of this position, you will be part of the top-level management team and we are all excited about your ability to contribute to our continued success.  Developing our organizational strength and building to the vision of a much larger company will be a challenge, but one that I know you will enjoy…as will I.  I look forward to your arrival.

Base and Pay Bonus.  Your base salary of $6,923.08 will be payable bi-weekly.  This computes to $180,000 on an annual basis.  There is also a significant Management Bonus Plan opportunity that has a target equal to 25% of base earnings, which when annualized is $45,000.

Participation in our Management Bonus Plan is based on full calendar quarters of employment, with a portion of the bonus paid each quarter.  In your case the bonus will be pro-rated as of your start date and will be guaranteed to pay at least at the target level described above.  The bonus is based on a mix of sales, gross margin, and operating profit performance versus targets plus accomplishments compared to MBO’s.  Individual objectives will require your input, and when finalized, will be the basis of the MBO portion of your bonus plan.

Stock Options.  Also, you will be granted a Stock Option for 20,000 share of Zebra Class A Common Stock on your first day of employment.  Zebra Techologies Corporation Stock Options vest over 5 years at the rate of 15% on the first anniversary of the grant, 17.5% on the second anniversary, 20% on the third anniversary, 22.5% on the fourth anniversary and the remaining 25% on the fifth anniversary.  Zebra options have a ten-year life from the date of grant.  This means that the value of your option can appreciate for ten years from the Grant Date before you are required to exercise.  You may sell up to 100% of the shares you acquire upon exercise of each of your options with no holding period.

Future options are granted at the discretion of the Board of Directors and the CEO.

Other Benefits.  Zebra offers family coverage in the Zebra healthcare plan (medical/dental), life insurance coverage of $150,000 and other Zebra employee benefit plans in accordance with the plan documents or company policy.  You will be eligible to participate in the company’s Profit Sharing and Savings Plan and the Employee Stock Purchase Plan (attached) in accordance with the plan documents.  The Company retains its existing right to amend or terminate at any time any employee benefit plan.

Vacation.  With respect to vacation, in addition to the standard vacation plan, you will receive additional paid vacation days so that in total, you will not have less than three weeks vacation per year.

Termination.  If you are terminated for other than cause, you will receive 6 months base salary continuation and outplacement assistance.  All salary continuation payments cease when you accept other employment.

Zebra Techologies Corporation expects each of its employees who have access to confidential business information to keep such information confidential.  It is also our policy to avoid the use of confidential information, which you may have concerning your previous employer.  We are including our standard form Employment Agreement and request you review it and upon acceptance of our offer, sign and return it with the signed offer letter to my attention.  If there are any conflicts between the referenced Employment Agreement and this letter, this letter will prevail.

This offer is contingent upon successful completion of the referencing process.  Your employment is also subject to passing a drug screening which you will schedule with the Human Resources team.

Your employment is for no specific period of time, and both you and the Company may terminate the employment relationship per the above agreement.

The letter contains the entire agreement concerning our offer of employment and may not be modified or changed unless in writing signed by me.

To acknowledge acceptance of this offer, please sign and return to me one copy of this letter.

Best regards,	ACCEPTED:

/s/Charles E. Turnbull	/s/Michael T. Edicola

Charles E. Turnbull	Michael T. Edicola
President
8/17/99
Date